MANAGEMENT AGREEMENT CONQUER RISK MANAGED VOLATILITY FUND CONQUER RISK TACTICAL ROTATION FUND CONQUER RISK TACTICAL OPPORTUNITIES FUND CONQUER RISK DEFENSIVE BULL FUND

TO:	Potomac Fund Management, Inc.
777 Brickell Ave, Suite #500-9455
Miami, FL 33131

Dear Sirs:

The PFS Funds (the “Trust”) herewith confirms our agreement with you.

     The Trust has been organized to engage in the business of an open-end management investment company. You, Potomac Fund Management, Inc. (“Adviser,” “you” and “your”) have been selected to act as the sole investment manager of Conquer Risk Managed Volatility Fund, Conquer Risk Tactical Rotation Fund, Conquer Risk Tactical Opportunities Fund, and Conquer Risk Defensive Bull Fund (the “Funds” and each a “Fund”) and to provide certain other services, as more fully set forth below, and you are willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you, with respect to each Fund separately, as follows effective upon the date of the execution of this Agreement.

1. ADVISORY SERVICES

     Subject to the supervision of the Board of Trustees of the Trust, you will provide or arrange to be provided to each of the Funds such investment advice as you in your discretion deem advisable and will furnish or arrange to be furnished a continuous investment program for the Funds consistent with each Fund’s investment objective and policies. You will determine or arrange for others to determine the securities to be purchased for each of the Funds, the portfolio securities to be held or sold by each of the Funds and the portion of the each Fund’s assets to be held uninvested, subject always to each Fund’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish.

2. USE OF SUB-ADVISERS

     Any of your duties, responsibilities and obligations specified in Section 1 and throughout the remainder of this Agreement with respect to the Funds may be delegated by you, at your expense, to an appropriate party (a “sub-adviser”), subject to such approval by the Board and shareholders of the applicable Funds to the extent required by the 1940 Act. You shall oversee the performance of delegated duties by any sub-adviser and shall furnish the Board with periodic reports concerning the performance of delegated responsibilities by such sub-adviser. The retention of a sub-adviser by you pursuant to this Section 2 shall in no way reduce your responsibilities and obligations under this Agreement and that you shall be responsible to the Trust for all acts or omissions of any sub-adviser party in connection with the performance of your duties under this Agreement. Insofar as the provisions of this Agreement impose any restrictions, conditions, limitations or requirements on you, you shall take measures through your contract with, or your oversight of, the sub-adviser that attempt to impose similar (insofar as the circumstances may require) restrictions, conditions, limitations or requirements on the sub-adviser.

3. ALLOCATION OF CHARGES AND EXPENSES

     You will pay the compensation of any sub-adviser retained pursuant to paragraph 2 above and the compensation and expenses of any persons rendering any services to the Trust who are directors, officers, employees, members or stockholders of your corporation or limited liability company and will make available, the services of such of your employees as may duly be elected trustees or officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law. Notwithstanding the foregoing, you are not obligated to pay the compensation or expenses of the Trust's Chief Compliance Officer. The compensation and expenses of any trustees, officers and employees of the Trust who are not directors, officers, employees, members or stockholders of your corporation or limited liability company will be paid by the Fund.

     The Fund will be responsible for the payment of all operating expenses of the Fund, including the compensation and expenses of any employees of the Trust and of any other persons rendering any services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator (including fees and expenses payable to you under the Services Agreement between you and the Trust), accounting and pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares that the Fund is authorized to pay pursuant to a plan adopted under Rule 12b-1 under the Act; and all other operating expenses not specifically assumed by you. The Fund will also pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), ADR fees, fees and expenses of the non-interested person Trustees and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust’s Trustees and officers with respect thereto.

     You may obtain reimbursement from the Fund, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

4. COMPENSATION OF THE ADVISER

     For consideration provided in this Agreement, you shall be paid with respect to each Fund, on a monthly basis at an annualized rate of: 1.25% of a Fund's average daily net assets up to $100 million, 1.00% of a Fund's average daily net assets between $100 million and $200 million and 0.90% of a Fund's average daily net assets in excess of $200 million.

     The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required. If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of the Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

5. EXECUTION OF PURCHASE AND SALE ORDERS

     In connection with purchases or sales of portfolio securities for the account of the Fund, it is understood that you will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you (or the sub-adviser), subject to review of this selection by the Board of Trustees from time to time. You (or the sub-adviser) will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you (or the sub-adviser) are directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

     You (or any sub-adviser) should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you (or the sub-adviser) are authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which you exercise investment discretion. You (or the sub-adviser) are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing the Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you (or the sub-adviser) determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your (or any sub-adviser’s) overall responsibilities with respect to the Fund and to accounts over which you (or any sub-adviser) exercise investment discretion. The Fund and you (and any sub-adviser) understand and acknowledge that, although the information may be useful to the Fund and you (and any sub-adviser), it is not possible to place a dollar value on such information. The Board of Trustees shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

     Subject to the provisions of the Act, and other applicable law, you (or any sub-adviser), any of your (and any sub-adviser’s) affiliates or any affiliates of your (or any sub-adviser’s) affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which you (or any sub-adviser) give any advice to your clients (or clients of any sub-adviser) concerning the shares of the Fund, you (or any sub-adviser) will act solely as investment counsel for such client and not in any way on behalf of the Fund.

6. PROXY VOTING

     You will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such proxies will be voted in a manner that you deem, in good faith, to be in the best interest of the Fund and in accordance with your proxy voting policy. You agree to provide a copy of your proxy voting policy, and any amendments thereto, to the Trust prior to the execution of this Agreement.

7. CODE OF ETHICS

     You have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, you will provide to the Board of Trustees of the Trust a written report that describes any issues arising under the code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that you have adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.

8. SERVICES NOT EXCLUSIVE/USE OF NAME

     Your (and any sub-adviser’s) services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you (or any sub-adviser) may render investment advice, management and other services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Fund.

     The Trust and you acknowledge that all rights to the name “Conquer Risk Managed Volatility Fund, Conquer Risk Tactical Rotation Fund, Conquer Risk Tactical Opportunities Fund, and Conquer Risk Defensive Bull Fund” or any variation thereof belong to you, and that the Trust is being granted a limited license to use such words in its Fund name or in any class name. In the event you cease to be the adviser to the Fund, the Trust’s right to the use of the name “Conquer Risk Managed Volatility Fund, Conquer Risk Tactical Rotation Fund, Conquer Risk Tactical Opportunities Fund, and Conquer Risk Defensive Bull Fund” shall automatically cease on the ninetieth day following the termination of this Agreement. You may also withdraw the right to the name during the term of this Agreement upon ninety (90) days’ written notice by you to the Trust. Nothing contained herein shall impair or diminish in any respect, your right to use the name “Conquer Risk Managed Volatility Fund, Conquer Risk Tactical Rotation Fund, Conquer Risk Tactical Opportunities Fund, and Conquer Risk Defensive Bull Fund” in the name of, or in connection with, any other business enterprises with which you are or may become associated. There is no charge to the Trust for the right to use this name.

9. LIMITATION OF LIABILITY OF ADVISER

     You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by the Act or the rules thereunder, neither you nor your directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement. You agree that you are responsible for any information that you provide to the Trust for inclusion in the prospectus and/or statement of additional information of the Fund.

     You agree to defend and indemnify the Trust, and its trustees, officers and agents from and against any and all liability, losses, claims and damages arising from any inaccurate or incomplete statement provided by you (or your officers, employees, directors, agents and/or affiliates) for inclusion in the Fund’s prospectus or statement of additional information. You agree to defend and indemnify the Trust, and its trustees, officers and agents from and against any and all liability, losses, claims and damages arising from your willful misfeasance, bad faith or gross negligence on your part or the part of your officers, employees, directors, agents and/or affiliates in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement. Any person, even though also a director, officer, employee, shareholder, member or agent of you, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member, or agent of you, or one under your control or direction, even though paid by you.

10. DURATION AND TERMINATION OF THIS AGREEMENT

     With respect to each Fund, the term of this Agreement shall begin on the date of execution and shall continue in effect for a period of two years. With respect to each Fund, this Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually by (a) a majority of the outstanding voting securities of the Fund or by vote of the Trust’s Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. If a Fund is added after the date of this Agreement, this Agreement shall become effective with respect to that Fund upon execution and shall continue in effect for a period of two years from the date thereof and from year to year thereafter, subject to approval as described above.

     This Agreement may, on sixty (60) days' written notice, be terminated with respect to a Fund, at any time without the payment of any penalty, by the Board of Trustees, by a vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment

11. AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

12. LIMITATION OF LIABILITY TO TRUST PROPERTY

     The term “PFS Funds” means and refers to the Trustees from time to time serving under the Trust’s Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any series of the Trust, personally, but bind only the trust property of the Trust (and only the property of the applicable Fund), as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the applicable Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of applicable Fund) as provided in its Agreement and Declaration of Trust. A copy of the Agreement and Declaration of Trust is on file with the Secretary of Commonwealth of Massachusetts.

13. SEVERABILITY

     In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

14. BOOKS AND RECORDS

     In compliance with the requirements of Rule 31a-3 under the Act, you agree that all records that you maintain for the Trust are the property of the Trust and you agree to surrender promptly to the Trust such records upon the Trust’s request. You further agree to preserve for the periods prescribed by Rule 31a-2 under the Act all records which you maintain for the Trust that are required to be maintained by Rule 31a-1 under the Act.

15.	QUESTIONS OF INTERPRETATION

	(a)	This Agreement shall be governed by the laws of the State of Massachusetts without regard to the conflicts of laws provisions thereof.

	(b)	For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

	(c)	Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

16. NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust is 1939 Friendship Drive, Suite C, El Cajon, CA 92020 and the address of the Adviser is 777 Brickell Ave, Suite #500-9455, Miami, FL 33131.

17. COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. CONFIDENTIALITY

     You agree to treat all records and other information relating to the Trust and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Trustees of the Trust has approved the disclosure or (ii) such disclosure is compelled by law. In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. You agree that, consistent with your Code of Ethics, neither you nor your officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund's portfolio holdings.

19. BINDING EFFECT

     Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.

20. CAPTIONS

     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract upon the date thereof.

Yours very truly,

PFS Funds

Dated: as of June 24, 2020	By: /s/ Jeffrey R. Provence

Print Name: Jeffrey R. Provence

Title: Trustee, Secretary and Treasurer

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

Potomac Fund Management, Inc.

Dated: as of June 24, 2020	By: /s/ Manish Khatta

Print Name: Manish Khatta

Title: President

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